Exhibit 99.3

1018, Tower B 500 Yunjin Road Shanghai, 200232, China Tel: 86 (21) 5407 5836 Fax: 86 (21) 3209 8500 www.frost.com

February 5, 2021

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang

People’s Republic of China

+86 571-8817-6197

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

We, Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., understand that Ebang International Holdings Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed follow-on public offering (the “Proposed Follow-on Offering”).

We hereby consent to (i) references to our name, (ii) inclusion of information and data contained in our report entitled “Global and China Integrated Circuit Chip and Communication Equipment Market Study” (together with any subsequent amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, (i) in this Registration Statement and any amendments thereto, (ii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iii) on the websites of the Company and its subsidiaries and affiliates, (iv) in institutional and retail road shows and other activities in connection with the Proposed Follow-on Offering, and (v) in other publicity materials in connection with the Follow-on Offering.